Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 18, 2024
Registration Statement Nos. 333-258040 and
333-258040-09

*PRICING DETAILS* $1.805+ Billion Ford (FORDO) 2024-B (Prime Auto Loan)

Active joint lead managers: BNP Paribas (struc), BMO, and RBC
Passive joint lead managers: Lloyds and MUFG
Passive co-managers: Unicredit and US Bancorp
Active co-managers: Loop and Roberts & Ryan

--Anticipated Capital Structure--

CLS	SIZE ($mm)	WAL	M/S	P.WIN	E. FINAL	L. FINAL	BENCH	SPREAD	YLD (%)	CPN (%)	$PX
A-1	350.000	0.26	P-1/A-1+	01-06	12/24	07/25	I-CRV	+12	5.507	5.507	100.00000
A-2-A	323.350	1.03	Aaa/AAA	06-20	02/26	04/27	I-CRV	+40	5.469	5.40	99.99252
A-2-B	330.000	1.03	Aaa/AAA	06-20	02/26	04/27	SOFR30A	+40			100.00000
A-3	653.300	2.40	Aaa/AAA	20-41	11/27	04/29	I-CRV	+56	5.155	5.10	99.99908
A-4	93.350	3.59	Aaa/AAA	41-44	02/28	05/30	I-CRV	+63	5.013	4.96	99.99547
B	55.260	3.64	Aa1/AA	44-44	02/28	05/30	I-CRV	+91	5.288	5.23	99.99799
C	36.830	3.64	<<Not Offered>>

-- Transaction Details --

* Offered Size		: $1,805,260,000
* Bloomberg Ticker		: FORDO 2024-B
* Expected Ratings		: Moody's/S&P
* Format		: SEC Registered
* Pricing Speed		: 1.3% ABS to 10% Call
* Min. Denoms		: $1k x $1k
* Expected Pricing		: PRICED
* Expected Settlement		: 06/24/24
* First Pay Date		: 07/15/24
* ERISA		: Yes
* Bill & Deliver		: BNP Paribas

-- Available Materials --
* Preliminary Prospectus (attached)
* Ratings FWP (attached)
* Intex CDI (attached)
* Intexnet	: Dealname	: bpfaot24b_mkt_upsize	; Password	: 337v

-- FORDO 2024-B CUSIPs / ISINs --

- Class A-1	: 34531Q AA7 / US34531QAA76
- Class A-2-A	: 34531Q AB5 / US34531QAB59
- Class A-2-B	: 34531Q AC3 / US34531QAC33
- Class A-3	: 34531Q AD1 / US34531QAD16
- Class A-4	: 34531Q AE9 / US34531QAE98
- Class B	: 34531Q AF6 / US34531QAF63

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